Cathay General Bancorp Announces Net Income of $26.1 Million, or $0.28 Per Share, For Third Quarter 2011

LOS ANGELES, Oct. 19, 2011 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the third quarter of 2011.

FINANCIAL PERFORMANCE

	Third Quarter
	2011	2010
Net income	$26.1 million	$17.3 million
Net income available to common stockholders	$22.0 million	$13.2 million
Basic earnings per common share	$0.28	$0.17
Diluted earnings per common share	$0.28	$0.17
Return on average assets	0.98%	0.61%
Return on average total stockholders' equity	6.91%	4.76%
Efficiency ratio	49.48%	45.17%

THIRD QUARTER HIGHLIGHTS

  Improved profitability – Third quarter net income was $26.1 million compared to net income of $24.3 million in the second quarter of 2011 and net income of $17.3 million in the same quarter a year ago.
  Strong growth in commercial loans – Commercial loans increased $183.9 million during the third quarter of 2011 and $379.9 million during the nine months of 2011.
  Decline in non-accrual loans – At September 30, 2011, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $192.7 million, an decrease of $49.6 million, or 20.5%, from $242.3 million at December 31, 2010, and a decrease of $63.7 million, or 24.8%, from $256.4 million at June 30, 2011.

"We are pleased to see a significant reduction in the amount of nonaccrual loans during the third quarter as we continue to improve the quality of our loan portfolio. Commercial loan growth of 11% for the quarter and 26% for the year to date reflect both increased business from our existing customers as well as the addition of new borrowers," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our net interest margin increased to 3.32% during the third quarter due mainly to a decrease in wholesale borrowings. We expect continued steady improvement in the net interest margin in the future as the rate on our deposits reprice to current market levels," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We are optimistic that our commercial loans portfolio will continue to grow and become a larger proportion of our overall loan portfolio. We are hopeful that our profitability will approach our historical levels over the course of time," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended September 30, 2011, was $22.0 million, an increase of $8.8 million compared to a net income available to common stockholders of $13.2 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended September 30, 2011, was $0.28 compared to a diluted earnings per share of $0.17 for the same quarter a year ago due primarily to decreases in the provision for credit losses, decreases in net losses from interest rate swaps, increases in gains on sales of securities, decreases in Federal Deposit Insurance Corporation ("FDIC") assessments, and increases in net interest income which were partially offset by prepayment penalties on the repayment of Federal Home Loan Bank ("FHLB") advances, increases in other real estate owned ("OREO") expenses and increases in incentive compensation accruals.

Return on average stockholders' equity was 6.91% and return on average assets was 0.98% for the quarter ended September 30, 2011, compared to a return on average stockholders' equity of 4.76% and a return on average assets of 0.61% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $7.7 million, or 10.4%, to $81.0 million during the third quarter of 2011 compared to $73.3 million during the same quarter a year ago. The increase was due primarily to the decrease in interest expense paid on time certificates of deposit and the prepayment of FHLB advances and securities sold under agreement to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 3.32% for the third quarter of 2011, an increase of 13 basis points from 3.19% for the second quarter of 2011, and an increase of 58 basis points from 2.74% for the third quarter of 2010. The decrease in the rate on interest bearing deposits and the prepayment of FHLB advances and decreases in securities sold under agreement to repurchase contributed to the increase in the net interest margin from the same quarter a year ago.

For the third quarter of 2011, the yield on average interest-earning assets was 4.68%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 1.66%, and the cost of interest bearing deposits was 0.99%. In comparison, for the third quarter of 2010, the yield on average interest-earning assets was 4.51%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.11%, and the cost of interest bearing deposits was 1.23%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 62 basis points to 3.02% for the third quarter ended September 30, 2011, from 2.40% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 6 basis points to 0.85% in the third quarter of 2011 compared to 0.91% in the second quarter of 2011 and decreased 22 basis points from 1.07% in the third quarter of 2010 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and on money market accounts.

Provision for credit losses

The provision for credit losses was $9.0 million for the third quarter of 2011 compared to $10.0 million for the second quarter of 2011 and to $17.9 million in the third quarter of 2010. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2011. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
	(In thousands)
Charge-offs:
Commercial loans	$ 1,219	$ 5,588	$ 11,215	$ 17,501
Construction loans- residential	10,923	5,170	18,349	15,979
Construction loans- other	12,616	3,844	16,045	22,234
Real estate loans (1)	5,560	(393)	24,119	37,677
Real estate- land loans	522	7,138	1,008	19,820
Total charge-offs	30,840	21,347	70,736	113,211
Recoveries:
Commercial loans	513	963	1,568	3,332
Construction loans- residential	6	1,909	3,667	4,405
Construction loans- other	402	36	629	453
Real estate loans (1)	426	8	2,665	930
Real estate- land loans	25	421	618	463
Installment and other loans	-	-	-	2
Total recoveries	1,372	3,337	9,147	9,585
Net charge-offs	$ 29,468	$ 18,010	$ 61,589	$ 103,626

(1) Real estate loans include commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $16.8 million for the third quarter of 2011, an increase of $12.9 million, or 333%, compared to non-interest income of $3.9 million for the third quarter of 2010. The increase in non-interest income in the third quarter of 2011 was primarily due to increases of $8.3 million from gains on sale of securities and $1.6 million from sale of loans and decreases of $3.2 million in losses from interest rate swaps.

Non-interest expense

Non-interest expense increased $13.5 million, or 38.7%, to $48.4 million in the third quarter of 2011 compared to $34.9 million in the same quarter a year ago. The efficiency ratio was 49.48% in the third quarter of 2011 compared to 45.17% for the same quarter a year ago due primarily to increases in salaries and incentive compensation expense, increases in OREO expenses, and higher prepayment penalties from prepayment of FHLB advances.

Prepayment penalties from prepaying $100 million of FHLB advances were $4.5 million in the third quarter of 2011 compared to none in the same quarter a year ago. Salaries and employee benefits increased $3.1 million to $17.5 million in the third quarter of 2011 compared to $14.4 million in the same quarter a year ago primarily due to increases in incentive compensation and the hiring of new employees. OREO expense increased to $6.1 million in the third quarter of 2011 compared to $453,000 in the third quarter of 2010 primarily due to increases of $2.9 million in 2011 from OREO write-downs and decreases of $2.7 million compared to 2010 in gains from OREO. Occupancy expense increased $913,000 primarily due to a correction in the depreciation life for certain components of our administrative office building made in 2010. Operation expense on affordable housing investments also increased $936,000 primarily due to prior year adjustments made in the third quarter of 2010. Offsetting the above increases was a decrease of $2.0 million in FDIC assessments primarily due to the change in the FDIC insurance assessment methodology that became effective on April 1, 2011.

Income taxes

The effective tax rate for the third quarter of 2011 was 35.2% compared to 28.9% in the third quarter of 2010. The effective tax rate includes the impact of the utilization of low income housing tax credits during the third quarter of 2011.

BALANCE SHEET REVIEW

Total assets were $10.5 billion at September 30, 2011, a decrease of $302.9 million, or 2.8%, from $10.8 billion at December 31, 2010, primarily due to the decrease of $550.6 million in investment securities offset by increases of $148.5 million in gross loans and $153.2 million in trading securities.

Gross loans, excluding loans held for sale, were $7.02 billion at September 30, 2011, an increase of $148.5 million, or 2.2%, from $6.87 billion at December 31, 2010, primarily due to an increase of $379.9 million, or 26.4%, in commercial loans and an increase of $114.9 million, or 13.5%, in residential mortgage loans offset by a decrease of $161.0 million, or 39.3%, in construction loans, and a decrease of $191.5 million, or 4.9%, in commercial real estate loans. The changes in loan composition from December 31, 2010, are presented below:

Type of Loans:	September 30, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Commercial loans	$ 1,821,059	$ 1,441,167	26
Residential mortgage loans	967,396	852,454	13
Commercial mortgage loans	3,748,524	3,940,061	(5)
Equity lines	215,315	208,876	3
Real estate construction loans	249,003	409,986	(39)
Installment & other loans	15,845	16,077	(1)

Gross loans	$ 7,017,142	$ 6,868,621	2

Allowance for loan losses	(209,116)	(245,231)	(15)
Unamortized deferred loan fees	(8,360)	(7,621)	10

Total loans and leases, net	$ 6,799,666	$ 6,615,769	3
Loans held for sale	$ 1,276	$ 2,873	(56)

Total deposits were $7.1 billion at September 30, 2011, an increase of $133.3 million, or 1.9%, from $7.0 billion at December 31, 2010, primarily due to a $214.5 million, or 6.7%, increase in time deposits of $100,000 or more, a $96.9 million, or 10.4%, increase in non-interest-bearing demand deposits, and a $40.8 million, or 10.6%, increase in saving deposits offset by a $46.2 million, or 4.7%, decrease in money market deposits and a $189.9 million, or 17.6%, decrease in time deposits under $100,000. The changes in deposit composition from December 31, 2010, are presented below:

Deposits	September 30, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,027,178	$ 930,300	10
NOW deposits	435,860	418,703	4
Money market deposits	936,449	982,617	(5)
Saving deposits	426,000	385,245	11
Time deposits under $100,000	891,390	1,081,266	(18)
Time deposits of $100,000 or more	3,408,247	3,193,715	7
Total deposits	$ 7,125,124	$ 6,991,846	2

ASSET QUALITY REVIEW

At September 30, 2011, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $192.7 million, an decrease of $49.6 million, or 20.5%, from $242.3 million at December 31, 2010, and a decrease of $91.0 million, or 32.1%, from $283.7 million at September 30, 2010.

The allowance for loan losses was $209.1 million and the allowance for off-balance sheet unfunded credit commitments was $1.9 million at September 30, 2011, and represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $211.0 million at September 30, 2011, compared to $247.6 million at December 31, 2010, a decrease of $36.6 million, or 14.8%. The allowance for credit losses represented 3.01% of period-end gross loans, excluding loans held for sale, and 102.5% of non-performing portfolio loans at September 30, 2011. The comparable ratios were 3.60% of period-end gross loans and 100.1% of non-performing loans at December 31, 2010. Results of the changes from December 31, 2010, and June 30, 2011, to September 30, 2011, of the Company's non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	September 30, 2011	December 31, 2010	% Change	June 30, 2011	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 13,053	$ 5,006	161	$ -	100
Non-accrual loans:
Construction- residential loans	28,386	25,251	12	41,030	(31)
Construction- non-residential loans	21,611	28,686	(25)	29,419	(27)
Land loans	13,355	21,923	(39)	14,209	(6)
Commercial real estate loans, excluding land loans	83,983	122,672	(32)	122,092	(31)
Commercial loans	29,723	31,499	(6)	34,350	(13)
Residential mortgage loans	15,656	12,288	27	15,319	2
Total non-accrual loans:	$ 192,714	$ 242,319	(20)	$ 256,419	(25)
Total non-performing loans	205,767	247,325	(17)	256,419	(20)
Other real estate owned	94,308	77,740	21	74,233	27
Total non-performing assets	$ 300,075	$ 325,065	(8)	$ 330,652	(9)
Accruing troubled debt restructurings (TDRs)	$ 126,270	$ 136,800	(8)	$ 116,327	9
Non-accrual loans held for sale	$ 1,276	$ 2,873	(56)	$ 1,637	(22)

Allowance for loan losses	$ 209,116	$ 245,231	(15)	$ 229,900	(9)
Allowance for off-balance sheet credit commitments	1,863	2,337	(20)	1,547	20
Allowance for credit losses	$ 210,979	$ 247,568	(15)	$ 231,447	(9)

Total gross loans outstanding, at period-end (1)	$7,017,142	$6,868,621	2	$6,922,157	1

Allowance for loan losses to non-performing loans, at period-end (2)	101.63%	99.15%		89.66%
Allowance for loan losses to gross loans, at period-end (1)	2.98%	3.57%		3.32%

Allowance for credit losses to non-performing loans, at period-end (2)	102.53%	100.10%		90.26%
Allowance for credit losses to gross loans, at period-end (1)	3.01%	3.60%		3.34%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

At September 30, 2011, total residential construction loans were $81.1 million of which $2.1 million were in Riverside county in California. At September 30, 2011, total land loans were $99.6 million, of which $12.6 million were in San Bernardino, Riverside, and Imperial counties in California, $710,000 were in the Central Valley of California, and $1.7 million were in the state of Nevada.

Troubled debt restructurings on accrual status totaled $126.3 million at September 30, 2011. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers who are experiencing financial difficulties. The concessions may be granted in various forms, including change in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date that causes a significant delay in payment. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 2.9% at September 30, 2011, compared to 3.0% at December 31, 2010, and compared to 3.2% at September 30, 2010. Total non-performing portfolio assets decreased $25.0 million, or 7.7%, to $300.1 million at September 30, 2011, compared to $325.1 million at December 31, 2010, primarily due to a $49.6 million decrease in non-accrual loans offset by a $16.6 million increase in OREO and by a $8.0 million increase in accruing loans past due 90 days or more. Total non-performing portfolio assets decreased $64.4 million, or 17.7%, to $300.1 million at September 30, 2011, compared to $364.5 million at September 30, 2010, primarily due to a $91.0 million decrease in non-accrual loans offset by a $14.4 million increase in OREO, and a $12.2 million increase in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At September 30, 2011, the Company's Tier 1 risk-based capital ratio of 15.83%, total risk-based capital ratio of 17.72%, and Tier 1 leverage capital ratio of 12.60%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2010, the Company's Tier 1 risk-based capital ratio was 15.37%, total risk-based capital ratio was 17.27%, and Tier 1 leverage capital ratio was 11.44%.

YEAR-TO-DATE REVIEW

Net income attributable to common stockholders was $60.1 million, an increase of $78.9 million, or 419%, compared to net loss attributable to common stockholders of $18.8 million for the same period a year ago due primarily to decreases in the provision for loan losses, decreases in net losses from interest rate swaps, decreases in FDIC assessments, increases in gains on sale of securities, and increases in net interest income which were partially offset by prepayment penalties on the repayment of FHLB advances, increases in salaries and incentive compensation expense, and increases in OREO expense. Diluted earnings per share was $0.76 compared to a $0.25 loss per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2011, increased 46 basis points to 3.19% compared to 2.73% for the same period a year ago.

Return on average stockholders' equity was 6.59% and return on average assets was 0.91% for the nine months ended September 30, 2011, compared to a negative return on average stockholders' equity of 0.62% and a negative return on average assets of 0.08% for the same period of 2010. The efficiency ratio for the nine months ended September 30, 2011 was 51.24% compared to 49.99% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2011 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-510-0219 and enter Participant Passcode 74486132. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: U.S. and international economic and market conditions; market disruption and volatility; current and potential future supervisory action by bank supervisory authorities and changes in laws and regulations, or their interpretations; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; credit losses and deterioration in asset or credit quality; availability of capital; potential goodwill impairment; liquidity risk; fluctuations in interest rates; past and future acquisitions; inflation and deflation; success of expansion, if any, of our business in new markets; the soundness of other financial institutions; real estate market conditions; our ability to compete with competitors; increased costs of compliance and other risks associated with changes in regulations and the current regulatory environment, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the potential for substantial changes in the legal, regulatory, and enforcement framework and oversight applicable to financial institutions in reaction to adverse financial market events of recent years, including changes pursuant to the Dodd-Frank Act; the short term and long term impact of the Basel II and the proposed Basel III capital standards of the Basel Committee; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in California, Asia, and other regions where Cathay Bank has operations; restrictions on compensation paid to our executives as a result of our participation in the TARP Capital Purchase Program; our ability to adapt our information technology systems; and changes in accounting standards or tax laws and regulations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2011	2010	% Change	2011	2010	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 80,953	$ 73,341	10	$ 234,373	$ 222,669	5
Provision for credit losses	9,000	17,900	(50)	25,000	146,900	(83)
Net interest income after provision for credit losses	71,953	55,441	30	209,373	75,769	176
Non-interest income	16,827	3,886	333	41,906	16,082	161
Non-interest expense	48,383	34,881	39	141,576	119,363	19
Income/(loss) before income tax expense	40,397	24,446	65	109,703	(27,512)	499
Income tax expense/(benefit)	14,162	7,023	102	36,802	(21,418)	272
Net income/(loss)	26,235	17,423	51	72,901	(6,094)	1,296
Net income attributable to noncontrolling interest	(151)	(151)	-	(452)	(452)	-
Net income/(loss) attributable to Cathay General Bancorp	$ 26,084	$ 17,272	51	$ 72,449	$ (6,546)	1,207
Dividends on preferred stock	(4,111)	(4,098)	0	(12,323)	(12,286)	0
Net income/(loss) attributable to common stockholders	$ 21,973	$ 13,174	67	$ 60,126	$ (18,832)	419

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.28	$ 0.17	65	$ 0.76	$ (0.25)	404
Diluted	$ 0.28	$ 0.17	65	$ 0.76	$ (0.25)	404

Cash dividends paid per common share	$ 0.01	$ 0.01	$ -	$ 0.03	$ 0.03	$ -

SELECTED RATIOS
Return on average assets	0.98%	0.61%	61	0.91%	-0.08%	1,238
Return on average total stockholders’ equity	6.91%	4.76%	45	6.59%	-0.62%	1,163
Efficiency ratio	49.48%	45.17%	10	51.24%	49.99%	2
Dividend payout ratio	3.01%	4.54%		3.26%	n/m	*
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.68%	4.51%	4	4.65%	4.55%	2
Total interest-bearing liabilities	1.66%	2.11%	(21)	1.77%	2.15%	(18)
Net interest spread	3.02%	2.40%	26	2.88%	2.40%	20
Net interest margin	3.32%	2.74%	21	3.19%	2.73%	17

CAPITAL RATIOS	September 30, 2011	September 30, 2010	December 31, 2010	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	15.83%	14.95%	15.37%	6.0%	4.0%
Total risk-based capital ratio	17.72%	16.85%	17.27%	10.0%	8.0%
Tier 1 leverage capital ratio	12.60%	10.93%	11.44%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)	September 30, 2011	December 31, 2010	% change

Assets
Cash and due from banks	$ 208,873	$ 87,347	139
Short-term investments and interest bearing deposits	33,693	206,321	(84)
Securities purchased under agreements to resell	80,000	110,000	(27)
Securities held-to-maturity (market value of $1,285,926 in 2011
and $837,359 in 2010)	1,235,736	840,102	47
Securities available-for-sale (amortized cost of $1,066,845 in 2011 and
$2,005,330 in 2010)	1,057,371	2,003,567	(47)
Trading securities	156,977	3,818	4,011
Loans held for sale	1,276	2,873	(56)
Loans	7,017,142	6,868,621	2
Less: Allowance for loan losses	(209,116)	(245,231)	(15)
Unamortized deferred loan fees, net	(8,360)	(7,621)	10
Loans, net	6,799,666	6,615,769	3
Federal Home Loan Bank stock	56,175	63,873	(12)
Other real estate owned, net	94,308	77,740	21
Affordable housing investments, net	80,592	88,472	(9)
Premises and equipment, net	106,613	109,456	(3)
Customers’ liability on acceptances	24,638	14,014	76
Accrued interest receivable	29,919	35,382	(15)
Goodwill	316,340	316,340	-
Other intangible assets, net	12,834	17,044	(25)
Other assets	204,100	209,868	(3)

Total assets	$ 10,499,111	$ 10,801,986	(3)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$ 1,027,178	$ 930,300	10
Interest-bearing deposits:
NOW deposits	435,860	418,703	4
Money market deposits	936,449	982,617	(5)
Savings deposits	426,000	385,245	11
Time deposits under $100,000	891,390	1,081,266	(18)
Time deposits of $100,000 or more	3,408,247	3,193,715	7
Total deposits	7,125,124	6,991,846	2

Securities sold under agreements to repurchase	1,407,500	1,561,000	(10)
Advances from the Federal Home Loan Bank	205,000	550,000	(63)
Other borrowings from financial institutions	2,770	8,465	(67)
Other borrowings for affordable housing investments	18,955	19,111	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	24,638	14,014	76
Other liabilities	49,423	50,309	(2)
Total liabilities	9,004,546	9,365,881	(4)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued
and outstanding in 2011 and 2010	250,103	247,455	1
Common stock, $0.01 par value, 100,000,000 shares authorized,
82,853,701 issued and 78,646,136 outstanding at September 30, 2011, and
82,739,348 issued and 78,531,783 outstanding at December 31, 2010	829	827	0
Additional paid-in-capital	765,021	762,509	0
Accumulated other comprehensive income/(loss), net	(5,490)	(1,022)	(437)
Retained earnings	601,391	543,625	11
Treasury stock, at cost (4,207,565 shares at September 30, 2011,
and at December 31, 2010)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,486,118	1,427,658	4
Noncontrolling interest	8,447	8,447	-
Total equity	1,494,565	1,436,105	4
Total liabilities and equity	$ 10,499,111	$ 10,801,986	(3)

Book value per common stock share	$15.49	$14.80	5
Number of common stock shares outstanding	78,646,136	78,531,783	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 92,590	$ 95,255	$ 272,940	$ 286,077
Investment securities- taxable	20,304	24,749	65,274	83,788
Investment securities- nontaxable	1,054	19	3,165	195
Federal Home Loan Bank stock	38	77	134	171
Federal funds sold and securities
purchased under agreements to resell	33	-	81	-
Deposits with banks	360	406	901	1,031

Total interest and dividend income	114,379	120,506	342,495	371,262

INTEREST EXPENSE
Time deposits of $100,000 or more	10,496	12,754	32,115	42,418
Other deposits	4,777	6,603	15,871	23,689
Securities sold under agreements to repurchase	14,840	16,667	45,903	49,469
Advances from Federal Home Loan Bank	2,101	10,090	10,592	30,110
Long-term debt	1,208	1,046	3,630	2,902
Short-term borrowings	4	5	11	5

Total interest expense	33,426	47,165	108,122	148,593

Net interest income before provision for credit losses	80,953	73,341	234,373	222,669
Provision for credit losses	9,000	17,900	25,000	146,900

Net interest income after provision for loan losses	71,953	55,441	209,373	75,769

NON-INTEREST INCOME
Securities gains, net	8,833	484	20,243	9,112
Letters of credit commissions	1,440	1,253	4,113	3,280
Depository service fees	1,341	1,277	4,101	3,870
Other operating income/(loss)	5,213	872	13,449	(180)

Total non-interest income	16,827	3,886	41,906	16,082

NON-INTEREST EXPENSE
Salaries and employee benefits	17,481	14,436	53,411	44,445
Occupancy expense	3,714	2,801	10,709	10,432
Computer and equipment expense	2,139	2,011	6,437	6,132
Professional services expense	4,846	4,460	13,534	14,099
FDIC and State assessments	2,642	4,599	9,864	15,527
Marketing expense	908	749	2,420	2,469
Other real estate owned expense	6,120	453	8,603	5,346
Operations of affordable housing investments	2,102	1,166	6,055	5,391
Amortization of core deposit intangibles	1,461	1,484	4,402	4,476
Cost associated with debt redemption	4,540	-	18,527	909
Other operating expense	2,430	2,722	7,614	10,137

Total non-interest expense	48,383	34,881	141,576	119,363

Income/(loss) before income tax expense/(benefit)	40,397	24,446	109,703	(27,512)
Income tax expense/(benefit)	14,162	7,023	36,802	(21,418)
Net income/(loss)	26,235	17,423	72,901	(6,094)
Less: net income attributable to noncontrolling interest	(151)	(151)	(452)	(452)
Net income/(loss) attributable to Cathay General Bancorp	26,084	17,272	72,449	(6,546)

Dividends on preferred stock	(4,111)	(4,098)	(12,323)	(12,286)
Net income/(loss) attributable to common stockholders	$ 21,973	$ 13,174	$ 60,126	$ (18,832)

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.28	$ 0.17	$ 0.76	$ (0.25)
Diluted	$ 0.28	$ 0.17	$ 0.76	$ (0.25)

Cash dividends paid per common share	$ 0.01	$ 0.01	$ 0.03	$ 0.03
Basic average common shares outstanding	78,640,308	78,520,612	78,628,477	76,584,138
Diluted average common shares outstanding	78,641,142	78,520,612	78,637,977	76,584,138

CATHAY GENERAL BANCORP AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
	For the three months ended,
(In thousands)	September 30, 2011		September 30, 2010		June 30, 2011

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,981,382	5.26%	$ 6,880,590	5.49%	$ 6,900,481	5.22%
Taxable investment securities	2,308,508	3.49%	3,368,420	2.91%	2,647,076	3.50%
Tax-exempt investment securities (2)	134,736	4.77%	2,130	5.22%	134,865	4.83%
FHLB stock	57,439	0.26%	67,855	0.45%	60,047	0.33%
Federal funds sold and securities purchased
under agreements to resell	207,174	0.06%	-	-	39,231	0.07%
Deposits with banks	64,897	2.20%	293,015	0.55%	131,968	0.97%

Total interest-earning assets	$ 9,754,136	4.68%	$ 10,612,010	4.51%	$ 9,913,668	4.65%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 431,016	0.17%	$ 400,750	0.20%	$ 416,437	0.20%
Money market deposits	948,678	0.71%	972,665	0.87%	986,362	0.81%
Savings deposits	454,780	0.10%	374,113	0.17%	390,387	0.15%
Time deposits	4,306,331	1.22%	4,491,273	1.49%	4,408,690	1.27%
Total interest-bearing deposits	$ 6,140,805	0.99%	$ 6,238,801	1.23%	$ 6,201,876	1.05%
Securities sold under agreements to repurchase	1,411,332	4.17%	1,558,625	4.24%	1,428,407	4.18%
Other borrowed funds	283,996	2.94%	892,652	4.49%	359,031	4.08%
Long-term debt	171,136	2.80%	171,136	2.42%	171,136	2.85%
Total interest-bearing liabilities	8,007,269	1.66%	8,861,214	2.11%	8,160,450	1.77%

Non-interest-bearing demand deposits	1,013,859		916,345		979,392

Total deposits and other borrowed funds	$ 9,021,128		$ 9,777,559		$ 9,139,842

Total average assets	$ 10,595,366		$ 11,300,183		$ 10,682,900
Total average equity	$ 1,505,156		$ 1,446,643		$ 1,476,417

	For the nine months ended,
(In thousands)	September 30, 2011		September 30, 2010

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,926,633	5.27%	$ 6,901,776	5.54%
Taxable investment securities	2,541,139	3.43%	3,593,669	3.12%
Tax-exempt investment securities (2)	134,377	4.84%	8,156	4.90%
FHLB stock	60,402	0.30%	70,000	0.33%
Federal funds sold and securities purchased
under agreements to resell	109,890	0.10%	-	-
Deposits with banks	121,406	0.99%	329,080	0.42%

Total interest-earning assets	$ 9,893,847	4.65%	$ 10,902,681	4.55%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 420,214	0.19%	$ 391,062	0.25%
Money market deposits	986,984	0.79%	947,713	0.92%
Savings deposits	408,776	0.13%	364,893	0.20%
Time deposits	4,327,742	1.27%	4,899,150	1.59%
Total interest-bearing deposits	$ 6,143,716	1.04%	$ 6,602,818	1.34%
Federal funds purchased	37	1.25%	-	-
Securities sold under agreements to repurchase	1,462,277	4.20%	1,559,659	4.24%
Other borrowed funds	368,893	3.84%	899,950	4.47%
Long-term debt	171,136	2.84%	171,136	2.27%
Total interest-bearing liabilities	8,146,059	1.77%	9,233,563	2.15%

Non-interest-bearing demand deposits	977,246		891,919

Total deposits and other borrowed funds	$ 9,123,305		$ 10,125,482

Total average assets	$ 10,688,181		$ 11,624,391
Total average equity	$ 1,477,736		$ 1,424,708

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, +1-626-279-3652